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                                                                   Exhibit 10.41

                         Management Services Agreement

                              KIDD, KAMM & COMPANY
                              Three Pickwick Plaza
                          Greenwich, Connecticut 06830


                                August 16, 1994



Renaissance Cosmetics, Inc.
Three Pickwick Plaza
Greenwich, Connecticut  06830

Gentlemen:

         This is to confirm our understanding concerning the management and consulting services which we are to perform for Renaissance Cosmetics, Inc. (the "Company").

         Our services will include but not be limited to the following:

         1. Service on the Board of Directors - Four Partners or other designees of our firm will upon designation by Kidd, Kamm Equity Partners, L.P. serve as members of the Board of Directors of the Company (the "Designees"). So long as he is able, such designees shall include William J. Kidd.

         2. Financial Planning - We will review the Company's budget after it is prepared by the Company, will work closely with management in monitoring the Company's financial affairs and initiate and maintain relationships with sources of financing for the Company including banks, other lending institutions and investment banking firms.

         3. Management Assistance - We will confer and work closely with senior management of the Company and will provide advice and consultation in all areas of executing the Company's business plan.

         4. Annual Business Plan and Budget - We will assist in the preparation of annual business plans and budgets and work closely with management to monitor the Company's performance.
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         5. Acquisitions - Where appropriate, we will analyze and review proposals and make recommendations concerning acquisitions and other business opportunities.

         6. Remuneration - In consideration of our services, we shall receive an annual fee of $675,000 for each fiscal year commencing September 1, 1994 payable in equal monthly installments. This fee may be increased at any time by action of the Board of Directors of the Company and with the approval of Thomas V. Bonoma. In addition, the Company will reimburse us for all reasonable out-of-pocket expenses incurred by us in connection with the performance of our services hereunder.

         Notwithstanding the foregoing, payment of our fee as well as any increases in our fee shall be subject to the terms and provisions of Section
4.24 of the Indenture among Renaissance Cosmetics, Inc., American Bank National Association as Trustee, et al. as the same may be amended from time to time and the terms and provisions of the cumulative Exchangeable Preferred Stock Series A being issued by the Company, as the same may be amended from time to time.

         This Agreement shall be for a term of seven (7) years and shall continue thereafter on a year-to-year basis (at the fee for the last twelve (12) month period unless otherwise agreed to), unless terminated by either the Company or the undersigned by written notice not earlier than 90 days and no later than 60 days prior to the end of the applicable period.

         Please signify your approval of this Agreement by signing the copy of this letter where indicated.

                                    Very truly yours,

                                    KIDD, KAMM & COMPANY


                                    By: /s/
                                       ----------------------------------------

Agreed:

RENAISSANCE COSMETICS, INC.


By: /s/
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